Exhibit 99.1

Jiangbo Pharmaceuticals, Inc. Receives Approval to List on the NASDAQ Global Market

Companies: JIANGBO PHARMACEUTCL

Press Release Source: Jiangbo Pharmaceuticals, Inc. On Friday June 4, 2010, 9:00 am

LAIYANG, China, June 4 /PRNewswire-Asia-FirstCall/ -- Jiangbo Pharmaceuticals, Inc. (OTC Bulletin Board:JGBO.ob - News) (the "Company" or "Jiangbo"), a pharmaceutical company with its principal operations in China, today announced that the Company has received approval to list its common stock on the NASDAQ Global Market.

Jiangbo anticipates that its common stock will begin trading on the NASDAQ Global Market on Tuesday, June 8, 2010, under the symbol "JGBO". Until that time, the Company's common stock will continue to trade on the Over-the-Counter Bulletin Board under the symbol "JGBO".

"We are extremely pleased to meet the listing standards for NASDAQ Global Market, one of the world's preeminent stock exchanges, and would like to thank all of our supporters, including our investors and employees," commented Mr. Wubo Cao, the Company's Chief Executive Officer. "We view this upgrade as a significant milestone in Jiangbo's development as a U.S. publicly-traded company. We anticipate the move to the NASDAQ Global Market to help to increase the Company's visibility in the investment community, improved trading liquidity and broaden our shareholder base."

About Jiangbo Pharmaceuticals, Inc.

Jiangbo Pharmaceuticals is engaged in the research, development, production, marketing and sales of pharmaceutical products in China. The Company's operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong Province. Jiangbo produces both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. For additional information, please visit the Company's website http://www.jiangbopharma.com ..

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from anticipated or predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the significance of the Company's listing on the NASDAQ Global Market, ability to obtain raw materials needed in manufacturing, anticipated sales volume growth of the medicines, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

    For more information, please contact:

    Jiangbo Pharmaceuticals, Inc.
     Ms. Elsa Sung, CFO
     Phone: +1-954-903-9378
     Email: elsasung@jiangbo.com
     Web:   http://www.jiangbopharma.com

    CCG Investor Relations
     Ms. Lei Huang, Account Manager
     Phone: +1-646-833-3417
     Email: lei.huang@ccgir.com
     Web:   http://www.ccgirasia.com

     Mr. Crocker Coulson, President
     Phone: +1-646-213-1915
     Email: crocker.coulson@ccgir.com